Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES THIRD QUARTER 2016 EARNINGS

•	$6.5 million net income, 98% higher than second quarter 2016, 149% above third quarter 2015
•	Net income of $12.4 million for the first nine months, 44% higher than the comparable 2015 period
•	Annualized return on average assets of 1.13% and 0.91% for the three and nine months ended September 30, 2016, respectively
•	Earnings per diluted common share of $0.69 and $1.67 for the three and nine months ended September 30, 2016, respectively
•	8.58% tangible common equity to tangible assets
•	The quarter included full redemption of preferred stock, resumption of common stock repurchases and announcement to close 6 redundant branch locations by year end 2016

Green Bay, Wisconsin, October 18, 2016 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announces third quarter 2016 net income of $6.5 million and net income available to common shareholders of $0.69 per diluted common share, compared to $2.6 million and $0.58, respectively, for third quarter 2015. Second quarter 2016 reported net income of $3.3 million and diluted earnings per common share of $0.39. Annualized quarterly return on average assets was 1.13%, 0.66% and 0.88%, for third quarter 2016, second quarter 2016 and third quarter 2015, respectively.

For the nine months ended September 30, 2016, net income was $12.4 million and earnings per diluted common share were $1.67, compared to $8.6 million and $1.93, respectively, for the first nine months of 2015.

On September 22, 2016, Nicolet exited its participation in the Small Business Lending Fund (“SBLF”) by redeeming its $12.2 million outstanding preferred stock in full. As a result, preferred stock dividends, which impact net income available to the common shareholders, were $247,000 for third quarter 2016 compared to $274,000 for the second quarter of 2016, and will be eliminated going forward.

The third quarter 2016 represents the first full quarter of results following the merger with Baylake Corp. on April 29th and the smaller acquisition of financial advisor books of business on April 1st. Consequently, income statement results, average balances and related ratios for certain 2016 periods include partial period contributions from these acquisitions (i.e. approximately two of three months for the second quarter and five of nine months for year to date 2016) versus no contributions in 2015 periods. Additionally, 2016 results include a one-time $1.7 million lease termination charge in the second quarter ($1.1 million after tax) and $0.4 million direct non-recurring merger and integration expenses in both the first and second quarters ($0.3 million after tax each quarter).

“Our third quarter results reflect the intended impact of our merger with Baylake,” said Bob Atwell, Chairman and CEO of Nicolet. “They show improved profitability and efficiency on our larger scale.”

“We moved promptly on planned capital actions post-merger, supportive of shareholder value,” Atwell said. “We began repurchasing our common stock in August and exited the SBLF program in September. After evaluation of geographic overlaps in our branch network, we announced closure of six branches by year end 2016 that are in close proximity to other Nicolet locations.”

At September 30, 2016, total assets were $2.3 billion (up $14 million from June 30, 2016), loans were $1.6 billion (down $6 million), and deposits were $1.9 billion (up $40 million) with a majority of the changes attributed to normal operating activity.

Asset quality metrics remained strong at September 30, 2016, with nonperforming assets to total assets at 1.04%, up from 0.43% at September 30, 2015 (pre-merger) and down favorably from 1.21% at June 30, 2016. Annualized net charge offs to average loans were 0.02% for the nine months ended September 30, 2016. The allowance for loan losses to total loans increased to 0.74% from 0.70% at June 30, 2016, though declined from 1.13% at September 30, 2015 as a result of recording the 2016 acquired loans at fair value with no carryover of allowance. The provision for loan losses remained at $450,000 for third quarter 2016 given no significant changes in asset quality levels in the underlying pre-merger Nicolet loan portfolio, bringing the 2016 year-to-date provision to $1.4 million which exceeded net charge offs of $0.2 million.

Total capital was $276 million at September 30, 2016, comprised of all common equity. Common equity increased $4.5 million since June 30, 2016, predominantly due to additions from net income and new common stock issued in connection with option exercises partially offset by stock repurchases of $2.5 million. Book value and tangible book value per common share was $32.19 and $21.81, respectively, at September 30, 2016, each up modestly over June 30, 2016. Tangible common equity to tangible assets was 8.58% at September 30, compared to 8.38% at June 30, 2016.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended			Year to Date
(In thousands, except per share data)	9/30/2016	6/30/2016	9/30/2015	9/30/2016	9/30/2015
Results of operations:
Interest income	$22,795	$18,351	$11,859	$53,575	$36,134
Interest expense	1,891	1,885	1,842	5,466	5,401
Net interest income	20,904	16,466	10,017	48,109	30,733
Provision for loan losses	450	450	450	1,350	1,350
Net interest income after provision for loan losses	20,454	16,016	9,567	46,759	29,383
Gain (loss) on sale or writedown of assets, net	453	100	91	548	1,042
Other noninterest income	8,079	6,270	4,094	18,232	12,107
Noninterest expense	19,019	17,519	9,849	46,556	29,375
Income before income taxes	9,967	4,867	3,903	18,983	13,157
Income tax expense	3,438	1,545	1,281	6,432	4,452
Net income	6,529	3,322	2,622	12,551	8,705
Net income attributable to noncontrolling interest	65	65	28	176	96
Net income attributable to Nicolet Bankshares, Inc.	6,464	3,257	2,594	12,375	8,609
Preferred stock dividends	247	274	60	633	182
Net income available to common equity	$6,217	$2,983	$2,534	$11,742	$8,427
Earnings per common share:
Basic	$0.72	$0.41	$0.64	$1.76	$2.11
Diluted	0.69	0.39	0.58	1.67	1.93
Common Shares:
Basic weighted average	8,608	7,257	3,961	6,689	4,000
Diluted weighted average	8,970	7,629	4,398	7,024	4,358
Outstanding	8,582	8,599	3,958	8,582	3,958
Period-End Balances:
Loans	$1,554,124	$1,560,557	$884,448	$1,554,124	$884,448
Allowance for loan losses	11,481	10,947	10,005	11,481	10,005
Investment securities available-for-sale, at fair value	366,316	371,387	167,572	366,316	167,572
Total assets	2,269,487	2,256,785	1,166,852	2,269,487	1,166,852
Deposits	1,934,082	1,894,235	1,012,181	1,934,082	1,012,181
Common equity	276,269	271,776	92,657	276,269	92,657
Stockholders’ equity	276,269	283,976	104,857	276,269	104,857
Book value per common share	32.19	31.61	23.41	32.19	23.41
Average Balances:
Loans	$1,562,151	$1,372,866	$883,266	$1,274,405	$883,616
Earning assets	1,999,735	1,761,273	1,072,198	1,632,815	1,083,472
Total assets	2,266,082	1,971,341	1,169,933	1,822,886	1,182,806
Deposits	1,917,666	1,645,962	995,875	1,544,327	1,015,622
Interest-bearing liabilities	1,493,433	1,367,736	830,998	1,248,032	854,616
Common equity	274,895	216,280	90,920	197,511	89,617
Stockholders’ equity	285,902	228,480	114,922	209,310	113,883
Financial Ratios:
Return on average assets	1.13%	0.66%	0.88%	0.91%	0.97%
Return on average common equity	9.00	5.55	11.06	7.94	12.57
Average equity to average assets	12.62	11.59	9.82	11.48	9.63
Net interest margin	4.23	3.82	3.78	3.99	3.85
Stockholders’ equity to assets	12.17	12.58	8.99	12.17	8.99
Net loan charge-offs to average loans (annualized)	(0.02)	0.01	0.08	0.02	0.10
Nonperforming loans to total loans	1.38	1.56	0.49	1.38	0.49
Nonperforming assets to total assets	1.04	1.21	0.43	1.04	0.43
Allowance for loan losses to loans	0.74	0.70	1.13	0.74	1.13